                                             Exhibit 10.1

FIRST AMENDMENT TO LOAN AGREEMENT

First Amendment to Loan Agreement, dated the 1st day of March, 2012, by and among Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), the Banks (as defined in the Loan Agreement (as hereinafter defined)), Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as administrative agent for the Banks (in such capacity, the "Agent"), and PNC Bank, National Association, a national banking association, in its capacity as syndication agent for the Banks (in such capacity, the "Syndication Agent") (the "First Amendment").

W I T N E S S E T H:

WHEREAS, pursuant to that certain Loan Agreement, dated December 21, 2010, by and among the Borrower, the Banks, the Agent, and the Syndication Agent (the "Loan Agreement"), pursuant to which, among other things, the Banks agreed to extend a revolving credit facility to the Borrower in an aggregate principal amount not to exceed Three Hundred Million and 00/100 Dollars ($300,000,000.00); and

WHEREAS, the Borrower desires to amend certain provisions of the Loan Agreement and the Banks, the Agent and the Syndication Agent desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein which are defined in the Loan Agreement shall have the same meaning herein as in the Loan Agreement unless the context clearly indicates otherwise.

2. The cover page to the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the cover page attached hereto as Exhibit A.

3. The introductory recital paragraph of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

Agreement, dated the 21st day of December, 2010, by and among Matthews International Corporation, a Pennsylvania corporation (the "Borrower"), the Banks (as hereinafter defined), Citizens Bank of Pennsylvania, a Pennsylvania banking institution, in its capacity as administrative agent for the Banks (in such capacity, the "Agent"), PNC Bank, National Association, a national banking association, in its capacity as syndication agent for the Banks (in such capacity, the "Syndication Agent").

4. The first (1st) WHEREAS clause of the Loan Agreement is hereby amended to delete therefrom the reference to "Three Hundred Million and 00/100 Dollars ($300,000,000.00)" in its entirety and to insert in its stead a reference to "Four Hundred Million and 00/100 Dollars ($400,000,000.00)."

5. Section 1.01 of the Loan Agreement is hereby amended by deleting the following definitions in their entirety and in their stead inserting the following:

"EBIT" shall mean, for the period of determination, (i) Net Income, plus (ii) Interest Expense, plus (iii) all income taxes included in Net Income plus, in each case to the extent deducted in determining Net Income, (iv) all other non-cash expenses included in Net Income (excluding depreciation, depletion and amortization), (v) losses from asset dispositions (for all transactions greater than Three Million and 00/100 Dollars ($3,000,000.00)), (vi) other extraordinary, non-recurring losses, (vii) and non-cash losses from discontinued operations, minus, in each case to the extent added in determining Net Income, (viii) non-cash credits to income, (ix) gains from asset dispositions (for all transactions greater than Three Million and 00/100 Dollars ($3,000,000.00)), (x) non-cash gains from discontinued operations and (xi) other extraordinary, non-recurring income, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP; provided, however, subject in all respects to the approval of the Agent, in its sole but reasonable discretion, in the event of an acquisition or disposition of a Subsidiary or material line of business or a material division during the period of determination and solely for the purposes of determining the Applicable Rate and/or the Leverage Ratio, as the case may be, such calculation shall (a) in the case of such a disposition, exclude for the period of determination, EBIT attributable to the disposed of Subsidiary, line of business, or division as if such disposition had occurred at the beginning of such period of determination and (b) in the case of such an acquisition, include for the period of determination the EBIT attributable to the acquired Subsidiary, line of business, or division as if such acquisition had occurred at the beginning of such period of determination.

"EBITDA" shall mean, for the period of determination, (i) EBIT, plus (ii) depreciation, depletion and amortization, in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP; provided, however, subject in all respects to the approval of the Agent, in its sole but reasonable discretion, in the event of an acquisition or disposition of a Subsidiary or material line of business or a material division during the period of determination and solely for the purposes of determining the Applicable Rate and/or the Leverage Ratio, as the case may be, such calculation shall (a) in the case of such a disposition, exclude for the period of determination, depreciation, depletion and amortization attributable to the disposed of Subsidiary, line of business, or division as if such disposition had occurred at the beginning of such period of determination and (b) in the case of such an acquisition, include for the period of determination the depreciation, depletion and amortization attributable to the acquired Subsidiary, line of business, or division as if such acquisition had occurred at the beginning of such period of determination.

"Expiry Date" shall mean March 1, 2017 or such earlier date on which the Revolving Credit Facility Commitment shall have been terminated pursuant to this Agreement.

"Net Income" shall mean, for the period of determination, net income (or loss), in each case determined and Consolidated for the Borrower and its Subsidiaries in accordance with GAAP.

"Official Body" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

"Revolving Credit Facility Commitment" shall mean Four Hundred Million and 00/100 Dollars ($400,000,000.00) or such greater amount as may be applicable in accordance with the provisions of Section 2.21 hereof.

"Total Commitment Amount" shall mean the obligation of the Banks hereunder to make Loans (other than Swing Line Loans) and to issue Letters of Credit up to the maximum aggregate principal Dollar Equivalent amount of Four Hundred Million and 00/100 Dollars ($400,000,000.00) or such greater amount as may be applicable in accordance with the provisions of Section 2.21 hereof.

6. Subsections (a) and (b) of Section 2.12 of the Loan Agreement are hereby deleted in their entirety and in their stead is inserted the following:

(a)           If, due to either (i) the introduction of, or any change in, or in the interpretation of, any Law or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of Law), there shall be any increase in the cost to, or reduction in income receivable by, a Bank of making, funding or maintaining Loans (or commitments to make the Loans), then the Borrower shall from time to time, upon demand by such Bank made within a reasonable time after such Bank's determination thereof, pay to the Agent for the account of such Bank additional amounts sufficient to reimburse such Bank for any such additional costs or reduction in income.  All such additional amounts shall be determined by such Bank in good faith using appropriate attribution and averaging methods ordinarily employed by such Bank.  A certificate of such Bank submitted to the Borrower in good faith as to the amount of such additional costs shall be conclusive and binding for all purposes, absent manifest error.  Within ten (10) Business Days after the Agent or such Bank notifies the Borrower in writing of any such additional costs pursuant to this Section 2.12(a), the Borrower may (A) repay in full all Loans of any types or currencies so affected then outstanding, together with interest accrued thereon to the date of such repayment, or (B) convert all Loans of any types or currencies so affected then outstanding into Loans of any other type or currency not so affected upon not less than four (4) Business Days’ notice to the Agent.  If any such repayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrower also shall pay to the Agent for the ratable account of the Banks such additional amounts as set forth in Section 2.12(c); provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

(b)           If either (i) the introduction of, or any change in, or in the interpretation of, any Law or (ii) the compliance with any guideline or request from any central bank or other Official Body (whether or not having the force of Law), affects the amount of capital required to be maintained by any Bank or any corporation controlling any Bank and such Bank determines in good faith that the amount of such capital is increased by or based upon the existence of the Loans (or commitment to make the Loans), then,  within ten (10) Business Days of demand by such Bank, the Borrower shall pay to the Agent for the account of such Bank from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank in the light of such circumstances, to the extent that such Bank determines in good faith such increase in capital to be allocable to the existence of such Bank's Loans (or commitment to make the Loans).  Any such demand by a Bank must be made within a reasonable time after such Bank's determination as set forth in the immediately preceding sentence.  A certificate of such Bank in good faith submitted to the Borrower as to such amounts shall be presumptive evidence of such amounts.  Within ten (10) Business Days after the Agent or such Bank notifies the Borrower in writing of any such additional costs pursuant to this Section 2.12(b), the Borrower may (A) repay in full all Loans of any types or currencies so affected then outstanding, together with interest accrued thereon to the date of such prepayment, or (B) convert all Loans of any types or currencies so affected then outstanding into Loans of any other type or currency not so affected upon not less than four (4) Business Days’ notice to such Bank.  If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, the Borrower also shall pay to the Agent for the ratable account of the Banks such additional amounts as set forth in Section 2.12(c); provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

7. Section 2.17(c) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(c)           Notices From Banks That Optional Currencies Are Unavailable to Fund Renewals of Libor Rate Loans Denominated in an Optional Currency.  If the Borrower delivers a loan request requesting that the Banks renew any Libor Rate Loan which is denominated in an Optional Currency, the Banks shall be under no obligation to renew such Libor Rate Loan if any Bank delivers to the Agent a notice by 5:00 p.m. (Pittsburgh, Pennsylvania time), four (4) Business Days prior to effective date of such renewal that such Bank cannot continue to provide Loans in such Optional Currency due to the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof, or compliance by such Bank (or any of its lending offices) with any request or directive (whether or not having the force of Law) of any such Official Body which would make it unlawful or impossible for such Bank (or any of its lending offices) to honor its obligations hereunder to make a Loan in an Optional Currency.  In the event the Agent timely receives a notice from a Bank pursuant to the preceding sentence, the Agent will notify the Borrower no later than 12:00 noon (Pittsburgh, Pennsylvania time), three (3) Business Days prior to the renewal date that the renewal of such Loans in such Optional Currency is not then available, and the Agent shall promptly thereafter notify the Banks of the same.  If the Agent shall have so notified the Borrower that any such continuation of Optional Currency Loans is not then available, any notice of renewal with respect thereto shall be deemed withdrawn, and such Optional Currency Loans shall be redenominated into Base Rate Loans with effect from the last day of the Interest Period with respect to any such Optional Currency Loans.  The Agent will promptly notify the Borrower and the Banks of any such redenomination, and in such notice, the Agent will state the aggregate Dollar Equivalent amount of the redenominated Optional Currency Loans as of the Computation Date with respect thereto and such Bank's Pro Rate Share thereof; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

8. Article II of the Loan Agreement is hereby amended by inserting therein as a new Section 2.22 the following:

2.22           Impacted Banks.  Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes an Impacted Bank, then the following provisions shall apply for so long as such Bank is an Impacted Bank:

(a)           fees shall cease to accrue on the unfunded portion of the Commitment of such Impacted Bank pursuant to Section 2.05;

(b)           if any Swing Line Loans are outstanding or any Letters of Credit Outstanding exist at the time such Bank becomes an Impacted Bank, then:

(i)           all or any part of the outstanding Swing Line Loans and Letters of Credit Outstanding of such Impacted Bank shall be reallocated among the non-Impacted Banks in accordance with their respective Pro Rata Share but only to the extent that (x) sum of (1) the aggregate Dollar Equivalent principal amount of all Revolving Credit Loans outstanding, plus, (2) the sum of the aggregate principal amount of all Swing Line Loans outstanding, plus (3) the aggregate Dollar Equivalent amount of Letters of Credit Outstanding shall not exceed the total of all non-Impacted Banks' Revolving Credit Facility Commitments, and (y) no Potential Default or Event of Default has occurred and is continuing at such time;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Agent (x) first, prepay such outstanding Swing Line Loans, and (y) second, cash collateralize for the benefit of the Issuing Bank the Borrowers' obligations corresponding to such Impacted Bank's Pro Rata Share of Letters of Credit Outstanding (after giving effect to any partial reallocation pursuant to clause (i) above) in a deposit account held at the Agent for so long as such Letters of Credit Outstanding exist;

(iii)           if the Borrower cash collateralizes any portion of such Impacted Bank's Pro Rata Share of Letters of Credit Outstanding pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Impacted Bank pursuant to Section 2.07 with respect to such Impacted Bank's Pro Rata Share of Letters of Credit Outstanding during the period such Impacted Bank's Pro Rata Share of Letters of Credit Outstanding are cash collateralized;

(iv)           if the Letters of Credit Outstanding of the non-Impacted Banks are reallocated pursuant to clause (i) above, then the fees payable to the Banks pursuant to Section 2.07 shall be adjusted in accordance with such non-Impacted Banks' Pro Rata Share; and

(v)           if all or any portion of such Impacted Bank's Pro Rata Share of Letters of Credit Outstanding are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Bank hereunder, all Letter of Credit Commissions payable under Section 2.07 with respect to such Impacted Bank's Pro Rata Share of Letters of Credit Outstanding shall be payable to the Issuing Bank (and not to such Impacted Bank) until and to the extent that such Letters of Credit Outstanding are reallocated and/or cash collateralized.

9. Schedule 1 to the Loan Agreement is hereby deleted in its entirety and replaced by Schedule 1 attached hereto.

10. The provisions of Section 2 through 9 of this First Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

(a)	this First Amendment, duly executed by the Borrower and the Banks;

(b)	the documents listed in the Preliminary Closing Checklist set forth on Exhibit B attached hereto and made a part hereof; and

(c)	such other documents as may be reasonably requested by the Agent.

11. The Borrower hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Loan Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Loan Agreement, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

12. The Borrower acknowledges and agrees that each and every document, instrument or agreement which at any time has secured payment of the Borrower's Indebtedness under the Loan Agreement including, but not limited to, (i) the Loan Agreement and (ii) the Guaranty Agreements continue to secure prompt payment when due of the Borrower's Indebtedness under the Loan Agreement.

13. The Borrower hereby represents and warrants to the Banks and the Agent that (i) the Borrower has the legal power and authority to execute and deliver this First Amendment; (ii) the officers of the Borrower executing this First Amendment have been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions hereof; (iii) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof and of the Loan Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Borrower or any Law applicable to the Borrower or result in a breach of any provision of or constitute a default which would have a Material Adverse Effect under any other agreement, instrument or document binding upon or enforceable against the Borrower and (iv) this First Amendment, the Loan Agreement and the documents executed or to be executed by the Borrower in connection herewith or therewith constitute valid and binding obligations of the Borrower in every respect, enforceable in accordance with their respective terms.

14. The Borrower represents and warrants that (i) no Event of Default exists under the Loan Agreement, nor will any occur as a result of the execution and delivery of this First Amendment or the performance or observance of any provision hereof; (ii) the Schedules attached to and made part of the Loan Agreement are true and correct as of the date hereof in all material respects and there are no material modifications or supplements thereto; and (iii) it presently has no claims or actions of any kind at law or in equity against the Banks or the Agent arising out of or in any way relating to the Loan Agreement or the other Loan Documents.

15. Each reference to the Loan Agreement that is made in the Loan Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Loan Agreement as amended hereby.

16. The agreements contained in this First Amendment are limited to the specific agreements made herein.  Except as amended hereby, all of the terms and conditions of the Loan Agreement shall remain in full force and effect.  This First Amendment amends the Loan Agreement and is not a novation thereof.

17. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

18. This First Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles or the conflicts thereof.  The Borrower hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this First Amendment.

[INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this First Amendment to be duly executed, as a document under seal, by their duly authorized officers on the day and year first above written.

ATTEST By: Name: Title:	Matthews International Corporation By:___________________________________ Name: _______________________________ Title: ________________________________

Citizens Bank of Pennsylvania, as Agent and for itself as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________

PNC Bank, National Association, as Syndication Agent and for itself as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________

Fifth Third Bank, as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________

HSBC Bank USA, National Association, as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________

The Huntington National Bank, as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________

First Commonwealth Bank, as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________

First National Bank of Pennsylvania, as a Bank By:___________________________________ Name: _______________________________ Title: ________________________________

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EXHIBIT A

Cover Page

See Attached

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LOAN AGREEMENT

by and among

MATTHEWS INTERNATIONAL CORPORATION

and

THE BANKS PARTY HERETO,

CITIZENS BANK OF PENNSYLVANIA, as Administrative Agent,

RBS Citizens, N.A., Joint Lead Arranger and Joint Bookrunner,

PNC CAPITAL MARKETS LLC, as Joint Lead Arranger and Joint Bookrunner

and

PNC BANK, NATIONAL ASSOCIATION, as Syndication Agent

Dated December 21, 2010

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EXHIBIT B

Preliminary Closing Checklist

See Attached

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Schedule 1

Schedule of Banks and Commitments

Bank	Commitment For Revolving Credit Loans	Commitment Percentage
Citizens Bank of Pennsylvania 525 William Penn Place Pittsburgh, PA 15219 Attn: Philip R. Medsger	$115,000,000.00	%28.750
PNC Bank, National Association One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222 Attn: David G. Schaich	$115,000,000.00	%28.750
Fifth Third Bank 707 Grant Street Pittsburgh, PA 15219 Attn: Jim Janovsky	$47,500,000.00	%11.875
HSBC Bank USA, National Association 1 HSBC Center Commercial Banking, Lobby Buffalo, NY 14201 Attn: Christopher S. Helmeci	$30,000,000.00	%7.500
The Huntington National Bank 41 S. High Street Columbus, Ohio 43215 Attn: Chad A. Lowe	$47,500,000.00	%11.875
First Commonwealth Bank 437 Grant Street, Suite 1600 Pittsburgh, PA 15219 Attn: Stephen J. Orban	$20,000,000.00	%5.000
First National Bank of Pennsylvania One Northshore Center, Suite 500 12 Federal Street Pittsburgh, PA 15212 Attn: Jeffrey A. Martin	$25,000,000.00	%6.250
Total Commitment Amount	$400,000,000.00	100%

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ACKNOWLEDGMENT

COMMONWEALTH OF PENNSYLVANIA                                                                                                )

)           SS:

COUNTY OF ALLEGHENY                                                                                     )

On this, the _____ day of March, 2012, before me, a Notary Public, the undersigned officer, personally appeared ________________, who acknowledged himself/herself to be the ______________ of Matthews International  Corporation, a Pennsylvania corporation (the "Company"), and that he/she as such officer, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the Company as such officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

______________________________
Notary Public

My Commission Expires:

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